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                                                                    Exhibit 3(i)

                            ARTICLES OF INCORPORATION

                                       OF

                            FIRST CITIZENS BANC CORP.


                                    * * * * *


        THE UNDERSIGNED, desiring to form a corporation for profit, under Sections 1701.01 et seq. of the Revised Code of Ohio, do hereby certify:

        FIRST: The name of said corporation shall be:

                            FIRST CITIZENS BANC CORP.

        SECOND: The place in the State of Ohio where its principal office is to be located is Sandusky, in Erie County.

        THIRD: The purposes for which it is formed are:

        To engage in any lawful act or activity for which corporations may be formed under Section 1701.01 to 1701.98 inclusive of the Ohio Revised Code.

        FOURTH: The authorized number of shares of the Corporation is Ten Million (10,000,000) all of which shall be without par value. (Amended April 16,
1996)

        FIFTH: The following provisions are hereby agreed to for the purpose of defining, limiting and regulating the exercise of the authority of the Corporation, or of the directors, or of all of the shareholders:

        The Board of Directors is expressly authorized to set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose or to abolish any such




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reserve in the manner in which it was created, and to purchase on behalf of the
Corporation any shares issued by it to the extent of the surplus of the aggregate of its assets over the aggregate of its liabilities plus stated capital.

        The Corporation may in its regulations confer powers upon its board of directors in addition to the powers and authorities conferred upon it expressly by Section 1701.01 et seq. of the Revised Code of Ohio.

        Any meeting of the shareholders or the board of directors may be held at any place within or without the State of Ohio in the manner provided for in the regulations of the Corporation.

        Subject to Article SEVENTH, any amendments to the Articles of Incorporation may be made from time to time, and any proposal or proposition requiring the action of shareholders may be authorized from time to time by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Corporation.

        SIXTH: Evaluation of Business Combinations.

         In connection with the exercise of its judgment in determining what is in the best interest of the Corporation and its shareholders when evaluating a Business Combination or a proposal by another Person or Persons to


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make a Business Combination or a tender exchange offer or a proposal by another
Person or Persons to make a tender or exchange offer, the Board of Directors of the Corporation shall, in addition to considering the adequacy of the amount to be paid in connection with any such transaction, consider all of the following factors and any other factors which it deems relevant: (i) the social and economic effects of the transaction on the Corporation and its subsidiaries, employees, depositors, loan and other customers, creditors and other elements of the communities in which the Corporation and its subsidiaries operate or are located; (ii) the business and financial conditions and earnings prospects of the acquiring Person or Persons, including, but not limited to, debt service and other existing or likely financial obligations of the acquiring Person or Persons, and the possible effect of such conditions upon the Corporation and its subsidiaries and the other elements of the communities in which the Corporation and its subsidiaries operate or are located, and (iii) the competence, experience, and integrity of the acquiring Person or Persons and its or their management.

         Therefore, the affirmative vote of the holders of not less than eighty percent (80%) of the Voting Stock shall be required for the approval or authorization of any Business Combination with a Related Person, or any Business Combination in which a Related Person has an interest (except proportionately as a shareholder); provided, however, that the eighty percent (80%) voting requirement





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shall NOT BE APPLICABLE if (i) the Continuing Directors, who at the time constitute at least a majority of the entire Board of Directors of the Corporation, have expressly approved the Business Combination by at least two-thirds (2/3) bote of such Continuing Directors, or (ii) all of the following conditions are satisfied:

                  (A) The Business Combination is a merger or consolidation and cash or fair market value of property, securities or other consideration to be received per share by holders of Common stock of the Corporation (other than such Related Person) in the Business Combination is at least equal in value to such Related Person's Highest Purchase Price;

                  (B) After such Related Person has become the Beneficial Owner of not less than ten percent (10%) of the Voting Stock of the Corporation and prior to the consummation of such Business Combination, such Related Person shall not have become the Beneficial Owner of any additional shares of Voting Stock or securities convertible into Voting Stock, except (i) as a part of the transaction which resulted in such Related Person becoming the Beneficial Owner of not less then ten percent (10%) of the Voting Stock or (ii) as a result of a pro rate stock dividend or stock split; and

                  (C) Prior to the consummation of such Business Combination, such Related Person shall not have, directly or





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        indirectly, (i) received the benefit (except proportionately as shareholder) of any loan, advances, guarantees, pledges, or other financial assistance or tax credits provided by the Corporation or any of its subsidiaries, or (ii) caused any material change in the Corporation's business or equity capital structure, including the issuance of shares of capital stock of the Corporation to any third party.

FOR THE PURPOSES OF THIS ARTICLE

         (i) The term "Business Combination" shall mean (a) any merger or consolidation involving the Corporation or a subsidiary of the Corporation, (b) any sale, lease, exchange, transfer or other disposition (in one transaction or a series of transactions), including without limitation a mortgage or any other security device, of all or any Substantial Part of the assets either of the Corporation or of a subsidiary of a Corporation, (c) any sale, lease, exchange, transfer or other disposition of all or any Substantial Part of the assets of an entity to the Corporation or a subsidiary of the Corporation, (d) the issuance, sale, exchange, transfer or other disposition by the Corporation or a subsidiary of the Corporation of any Corporation, (e) any recapitalization or reclassification of the Corporation's securities (including, without limitation, any reverse stock split) or other transaction that would have the effect of increasing the voting power of a





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Related Person, (f) any liquidation, spin-off, split-up, or dissolution of the
Corporation, and (g) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Transaction.

         (ii) The term "Related Person" shall (a) mean and include any individual, corporation, partnership, group, association or other person or entity which, together with its Affiliates and the Associates, is the Beneficial Owner of not less then ten percent (10%) of the voting stock of the corporation
(1) at the time the definitive agreement providing for the Business Combination (including any amendment thereof) was entered into, (2) at the time a resolution approving the Business Combination was adopted by the Board of Directors of the Corporation, or (3) as of the record date for the determination of Shareholders entitled to notice of and to vote on, or consent to, the Business Combination, and (b) shall mean and include any Affiliate or Associate of any such individual, corporation, partnership, group, association or other person or entity; provided, however, and notwithstanding anything in the foregoing to the contrary, the term "Related Person" shall not include the Corporation, a wholly owned subsidiary of the Corporation, or any trustee of, or fiduciary with respect to, any such plan when acting in such capacity.




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        (iii) The term "Beneficial Owner" shall be defined by reference to Rule
13d-3 under the Securities Exchange Act of 1934, as in effect on March 1, 1984; provided, however, and without limitation, any individual, corporation, partnership, group, association or other person or entity which has the right to acquire any Voting Stock at any time in the future, whether such right is contingent or absolute, pursuant to any agreement, arrangement or understanding upon exercise of the rights, warrants or options, or otherwise, shall be beneficial owner of such Voting Stock.

        (iv) The term "Highest Purchase Price" shall mean the highest amount of consideration paid by such Related Person for a share of Common Stock of the Corporation within two (2) years prior to the date such Related Person became the Beneficial Owner of not less than ten percent (10%) of the Voting Stock; and if such stock is not listed on any principal exchange, the highest closing bid quotation with respect to a share of stock during the thirty (3) day period preceding the date in question -- or if no quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board in good faith.

        (v) The term "Voting Stock" shall mean all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for the purpose of this




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Article as one class; provided however, that if the Corporation has shares of
Voting Stock entitled to more or less than one vote for any such share, each reference to a proportion of shares of Voting Stock shall be deemed to refer to such proportion of the votes entitled to be cast by such shares.

         (vi) The term "Continuing Director" shall mean a director who either was a member of the Board of Directors of the Corporation prior to the time such Related Person became a Related Person or who subsequently became a director of the Corporation and whose election, or nomination for election by the Corporation's stockholder, was approved by a vote of at least three-quarters (3/4) of the Continuing Directors then of the Board.

         SEVENTH: No amendment of these Articles shall be effective to amend, alter, repeal or change the effect of any of the provisions of Article SIXTH unless such amendment shall receive the affirmative vote of the holders of at least eighty percent (80%) of the outstanding common shares of the Corporation entitled to vote thereon provided, however, that such voting requirement shall not be applicable to the approval of such an amendment if such amendment shall have been proposed and authorized by action of the Board of Directors of the Corporation by the affirmative vote of at least a two-thirds (2/3) vote of the Continuing Directors.




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        EIGHTH: The Corporation shall have the power to indemnify its present and past directors, officers, employees and agents, and such other persons as it shall have powers to indemnify, to the full extent permitted under, and subject to the limitations of, Title 17 of the Ohio Revised Code.

        The Corporation may, upon the affirmative vote of a majority of its Board of Directors, purchase insurance for the purpose of indemnifying its directors, officers, employees and agents to the extent that such indemnification is allowed in the preceding paragraph.

        IN WITNESS WHEREOF, I have hereunto set my hand this 17th day of February 1987.

 /s/ Lowell W. Leech
-------------------------------------
Lowell W. Leech, Incorporator

 /s/ W. Patrick Murray
-------------------------------------
W. Patrick Murray, Incorporator

 /s/ George L. Mylander
-------------------------------------
George L. Mylander, Incorporator

 /s/ Richard O. Wagner
-------------------------------------
Richard O. Wagner, Incorporator

 /s/ Philip G. Whitney
-------------------------------------
Philip G. Whitney, Incorporator




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                  I, being a Notary Public of the County of Erie, City of
Sandusky, State of Ohio, whose commission expires (no expiration date), do hereby attest and affirm that the above-named persons have appeared before me and have signed in my presence.

                                                   /s/ Dean S. Lucal
                                           -------------------------------------
                                              (Signature of Notary Public)



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[THE SEAL OF THE SECRETARY OF STATE OF OHIO]

Prescribed by
BOB TAFT, Secretary of State                        ---------------------------
30 East Broad Street, 14th Floor                    Charter No. ________________
Columbus, Ohio 43266-0418                           Approved ___________________
Form SH-AMD (January 1991)                          Date _______________________
                                                    Fee ________________________
                                                    ---------------------------


                            CERTIFICATE OF AMENDMENT
              `BY SHAREHOLDERS TO THE ARTICLES OF INCORPORATION OF

                            First Citizens Banc Corp
--------------------------------------------------------------------------------
                              (Name of Corporation)


      David A. Voight         who is:
-----------------------------,

[ ] Chairman of the Board       [X]President [ ] Vice President (check one)
and


Donna J. Dalferro      , who is: [X]Secretary [ ] Assistant Secretary (Check one
----------------------


of the above named Ohio corporation for profit do hereby certify that: (check the appropriate box and complete the appropriate statements)

[X] a meeting, of the shareholders was duly called for the purpose of adopting this amendment and held on April 16 , 1996 at which meeting a quorum of the shareholders was present in person or by proxy, and by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the corporation.

[ ] in a writing signed by all of the shareholders who would be entitled to notice of a meetingng here for that purpose, the following resolution to amend the articles was adopted:



                        SEE "EXHIBIT A" ATTACHED HERETO.







     IN WITNESS WHEREOF, the above named officers, acting for and on the behalf of the corporation hereto subscribed their names this 22nd day of April, 1996.


                                By /s/ David A. Voight, President
                                  ----------------------------------
                                   (Chairman, President, Vice president)
                                   David A. Voight, President

                                By /s/ Donna J. Dalferro
                                  -----------------------------------
                                     Secretary, Assistant Secretary)
                                   Donna J. Dalferro, Secretary


NOTE: Ohio law does not permit one officer to sign in two capacities, Two separare signatures are required, even if this necessitates the election of a second officer before the filing can be made.









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                                  EXHIBIT A
                                  ---------




              BE IT RESOVED, that the Articles of Incorporation of First Citizens Banc Corp, of Sandusky, Ohio, be, and the same are hereby, amended so that the Fourth Article thereof shall henceforth be and read as follows:

                   FOURTH: The authorized number of shares of the Corporation is Ten Million (10,000,000) all of which shall be without par value.

              BE IT FURTHER RESOLVED, that the President and Secretary of the Corporation are hereby authorized and directed to file with the Secretary of State of Ohio a Certificate of the foregoing Amendment.